Exhibit 99.1
Vincent Milano to Join the Board of Directors of Vanda Pharmaceuticals
ROCKVILLE, MD — April 20, 2010 — Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), announced today that Vincent Milano, CEO of ViroPharma Incorporated, will join Vanda’s Board of Directors. Mr. Milano will replace Brian K. Halak, Ph.D., who will resign as a member of Vanda’s Board of Directors, Chairman of the Nominating/Corporate Governance Committee and also as a member of the Audit Committee of the Board, effective as of April 21, 2010. Richard W. Dugan, a current member of Vanda’s Board, will replace Dr. Halak as Chairman of the Nominating/Corporate Governance Committee of the Board.
“I would like to personally welcome Vin to our Board,” said Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer of Vanda. “We are very fortunate to have someone who will bring energy, insight, and a wealth of pharmaceutical industry experience to our Board as we continue to develop and commercialize our clinical assets. I would like to thank Brian Halak for his invaluable contributions in building our company over these past six years,” Dr. Polymeropoulos added.
Mr. Milano is President, Chief Executive Officer, and Chairman of the Board of Directors of ViroPharma Incorporated, a position that he has held since March 2008. He joined the company in 1996 and served as Vice President, Chief Financial Officer, and Treasurer from 1997 to 2006. In 2006, he assumed the role of Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Milano has been instrumental in building ViroPharma, including leading efforts in raising nearly $900 million in capital, the acquisition of Lev Pharmaceuticals, and the acquisition of Vancocin(R) from Eli Lilly and Company. He has played a critical role in all business development and investor relations activities of ViroPharma, and has contributed significantly to establishing the strategic direction of the company. Prior to joining ViroPharma, he was with KPMG LLP, independent certified public accountants, where he served as Senior Manager. Mr. Milano received his Bachelor of Science degree in accounting from Rider College.
About Vanda Pharmaceuticals Inc:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt™ receives; Vanda’s ability to successfully commercialize Fanapt™ outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda’s products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new products; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part I, Item 1A) of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-34186). In addition to the risks described above and in Part I, Item 1A of Vanda’s annual report on Form 10-K, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Media/Investor Inquiries
Cristina Murphy
Cristina.murphy@vandapharma.com
240-599-4500